UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Pentair Ltd.

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News Release

PENTAIR ANNOUNCES DIVIDEND RECOMMENDATION

SCHAFFHAUSEN, Switzerland — February 26, 2013 — Pentair Ltd. (NYSE: PNR) today announced that its Board of Directors recommended that Pentair shareholders approve at the 2013 annual general meeting of shareholders a proposal to pay quarterly cash dividends through the second quarter of 2014. The proposal provides that dividends of $1.00 per share will be made out of Pentair’s capital contribution reserve to shareholders in quarterly installments of $0.25 per share for each of the third and fourth quarters of 2013 and the first and second quarters of 2014.

Pentair paid dividends of $0.88 per share in 2012 and had previously announced on September 28, 2012 that it would pay dividends of $0.23 per share out of its capital contribution reserve for each of the first and second quarters of 2013 that had been authorized by Pentair’s former sole shareholder on September 14, 2012. If the dividend proposal is approved by the shareholders at the 2013 annual general meeting of shareholders, which is scheduled to be held on April 29, 2013, the 2013 dividend increase will mark the 37th consecutive year in which Pentair has increased its dividend.

Caution Concerning Forward-Looking Statements

This press release contains statements that Pentair believes to be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the anticipated benefits of the merger or Pentair’s anticipated financial results, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “intends”, “will”, “likely”, “may”, “anticipates”, “estimates”, “projects”, “should”, “would”, “expect”, “positioned”, “strategy”, “future”, “outlook”, guidance” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond Pentair’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the ability to successfully integrate Pentair and the flow control business and achieve expected benefits from the merger; overall global economic and business conditions; competition and pricing pressures in the markets Pentair serves; the strength of housing and related markets; volatility in currency exchange rates and commodity prices; inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices; increased risks associated with operating foreign businesses; the ability to deliver backlog and win future project work; failure of market to accept new product introductions and enhancements; the impact of changes in laws and regulations, including those that limit U.S. tax benefits; the outcome of litigation and governmental proceedings; and the ability to achieve Pentair’s long-term strategic operating goals. Additional information concerning these and other factors is contained in Pentair’s filings with the U.S. Securities and Exchange Commission (“SEC”), including in Pentair’s Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements speak only as of the date of this press release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this press release.

Additional Information and Where to Find It

Pentair, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with Pentair’s 2013 Annual General Meeting of Shareholders (the “2013 Annual Meeting”). On February 26, 2013, Pentair filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting. Prior to the 2013 Annual Meeting, Pentair will furnish a definitive proxy statement to its shareholders (the “2013 Proxy Statement”). SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT PENTAIR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2013 Annual Meeting and will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by Pentair with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (http://www.sec.gov), at Pentair’s website (http://www.pentair.com) or by writing to Pentair Ltd., Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary.

About Pentair Ltd.

Pentair (www.pentair.com) delivers industry-leading products, services and solutions for its customers’ diverse needs in water and other fluids, thermal management and equipment protection. With pro forma revenues of approximately $8 billion, Pentair employs more than 30,000 people worldwide.

PENTAIR CONTACTS:

Jim Lucas

Vice President, Investor Relations

Tel.: 763-656-5575

E-mail: jim.lucas@pentair.com

Betsy Day

Manager, Corporate Communications

Tel.: 763-656-5537

Email: betsy.day@pentair.com

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